Exhibit 99.1

MAM Software Reports Fiscal Second Quarter Results

Delivers Solid Revenue and Earnings Growth; Reaffirms FY 2019 Guidance

BLUE BELL, Pa., February 11, 2019 /PRNewswire/ -- MAM Software Group, Inc. (NASDAQ Capital Market: MAMS) (the "Company" or "MAM"`), a leading global provider of on-premise and cloud-based business management solutions for the auto parts, tire and vertical distribution industries, announced the following financial results in accordance with U.S. generally accepted accounting principles (“GAAP”) for its second fiscal quarter ended December 31, 2018, through the filing on February 11, 2019 of its Quarterly Report on Form 10-Q with the Securities and Exchange Commission:

(In thousands, except per share data)	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2018	2017	2018	2017
Net revenues	$8,956	$8,500	$18,256	$17,138
Gross profit	$4,890	$4,501	$10,125	$9,332
Operating income	$906	$823	$2,511	$2,350
Income before provision for income taxes	$814	$714	$2,328	$2,137
Net income (loss)	$704	$(79)	$1,915	$1,035
Earnings (loss) per share attributed to common stockholders – basic and diluted	$0.06	$(0.01)	$0.16	$0.09

Michael Jamieson, MAM's President and Chief Executive Officer commented, "Our second quarter financial results were in line with our expectations and our business outlook for the full fiscal year 2019. Our team successfully completed the installation of VAST Online at additional locations during the quarter. The feedback from our customers has been encouraging, and we expect deployment to begin accelerating over the next few months in accordance with the project timeline. We are cultivating new business opportunities and advancing discussions with potential customers as a result of the progress we are demonstrating with VAST Online."

Second Quarter Highlights:

●	Net revenues of $9.0 million were up 5.4% compared to $8.5 million for the same period last year. On a constant currency basis, revenues were up 7.6% over the same period in the prior fiscal year.

●	Recurring revenues were 85.0% of net revenues compared to 85.4% of net revenues for the same period in the prior fiscal year.

●	Total Software as a Service (SaaS) revenues increased 12.6% year-over-year and 2.2% sequentially. On a constant currency basis, SaaS revenues increased 15.2% year-over-year.

●	Operating income was $906,000, or 10.1% of net revenues, compared to $823,000, or 9.7% of net revenues, for the same period in the prior fiscal year.

●	Net income was $704,000 compared to a net loss of $79,000 in the same period in the prior fiscal year.

●	Adjusted EBITDA* was $1.2 million, or 13.5% of net revenues, compared to $1.1 million, or 12.9% of net revenues, for the same period in the prior fiscal year.

Second Quarter Financial Results:

Net revenues were $9.0 million for the quarter ended December 31, 2018, as compared to $8.5 million for the same period last year, an increase of $456,000 or 5.4%. On a constant currency basis, revenue increased 7.6% over the same period in the prior fiscal year.

Recurring revenue for the quarter was $7.6 million, or 85.0% of total revenue, an increase of $359,000 or 4.9%, as compared to $7.3 million, or 85.4% of net revenues, for the second quarter last year. Sequentially, recurring revenue decreased $55,000, or 0.7%, as compared to $7.7 million, or 82.5% of net revenues, in the first quarter of fiscal year 2019, primarily due to changes in foreign currency exchange rates. On a constant currency basis, recurring revenue increased 7.2% over the same period in the prior fiscal year.

Total Software as a Service (SaaS) revenue for the quarter was $3.0 million, an increase of $341,000, or 12.6%, year-over-year, and an increase of $67,000, or 2.2%, sequentially when compared to the first quarter of fiscal year 2019. The increase in SaaS revenue over the prior year was primarily attributable to a 5.5% increase in Autowork Online (SaaS) revenue for the quarter to $1.6 million, and a 22.1% increase in Autopart Online (SaaS) revenue for the quarter to $1.4 million. On a constant currency basis, total SaaS revenue for the quarter increased by 15.2% over the same period in the prior fiscal year.

Total Data as a Service (DaaS) revenue for the quarter was $2.4 million, an increase of $61,000, or 2.6%, year over year, and a decrease of $70,000, or 2.8%, sequentially when compared to the first quarter of fiscal year 2019, primarily due to changes in foreign currency exchange rates and seasonality. On a constant currency basis, DaaS revenue increased by 4.8% over the same in the prior fiscal year.

Gross profit for the quarter was $4.9 million, or 54.6% of net revenues, an increase of $389,000, or 8.6%, as compared to $4.5 million, or 53.0% of net revenues, for the same period in the prior fiscal year.

Operating expenses for the quarter increased by $306,000 to $4.0 million, an increase of 8.3% as compared to $3.7 million for the same period last year. The increase was primarily the result of increased R&D expenses due to additional resources focused on new initiatives and lower capitalized costs.

Operating income for the quarter increased by $83,000, or 10.1%, to $906,000 as compared to $823,000 for the same period in the prior fiscal year.

Interest expense for the quarter decreased by $17,000, or 15.6%, to $92,000 as compared to $109,000 for the same period last year primarily due to reductions in the outstanding debt balance.

Provision for income taxes decreased to $110,000, or an effective tax rate of 13.5%, for the quarter as compared to $793,000, or an effective tax rate of 111.1%, for the same period last year. The decrease in the effective tax rate was primarily due to the lower US federal statutory rate effective January 1, 2018 as per the Tax Cuts and Jobs Act, tax benefits from equity compensation, and the revaluation of our net deferred tax assets at the lower US federal statutory rate and the one-time repatriation tax on deemed repatriation of historical earnings on our foreign subsidiaries in the prior year, as per the Tax Cuts and Jobs Act, partially offset by lower R&D tax credits.

Net income for the quarter was $704,000, or $0.06 per basic and diluted share, as compared to a net loss of $79,000, or ($0.01) per basic and diluted share, for the same period in the prior fiscal year.

Year-to-Date Financial Results

Net revenues were $18.3 million for the six months ended December 31, 2018 compared to $17.1 million for the same period last year, an increase of $1.1 million, or 6.5%. On a constant currency basis, revenues were up 7.8% over the same period in the prior fiscal year.

Recurring revenue for the first six months of fiscal year 2019 was $15.3 million, or 83.7% of net revenues, an increase of $0.9 million, or 6.6%, compared to $14.3 million, or 83.7% of net revenues, for the first six months of the prior fiscal year. On a constant currency basis, recurring revenues were up 7.2% over the same period in the prior fiscal year.

Total Software as a Service (SaaS) revenue for the first six months of fiscal year 2019 was $6.0 million, an increase of $0.7 million, or 14.0%, year-over-year. The increase in the SaaS revenue was primarily attributable to a 5.6% increase in Autowork Online (SaaS) revenue for the first six months of fiscal year 2019 to $3.2 million, and a 25.7% increase in Autopart Online (SaaS) revenue for the first six months of fiscal year 2019 to $2.8 million. On a constant currency basis, SaaS revenues were up 15.5% over the same period in the prior fiscal year.

Total Data as a Service (DaaS) revenue for the first six months of fiscal year 2019 was $4.9 million, an increase of $216,000, or 4.6%, when compared to the first six months of the prior fiscal year. On a constant currency basis, DaaS revenues were up 5.9% over the same period in the prior fiscal year.

Gross profit for the first six months of fiscal year 2019 was $10.1 million, or 55.5% of net revenues, an increase of $793,000 compared to $9.3 million, or 54.5% of net revenues, for the same period in the prior fiscal year.

Operating expenses for the first six months of fiscal year 2019 increased by $632,000 to $7.6 million, an increase of 9.1% compared to $7.0 million for the same period in the prior fiscal year. The increase was primarily the result of increased R&D expenses due to additional resources focused on new initiatives and lower capitalized costs, and increased general and administrative expenses primarily due to timing of professional fees.

Operating income for the first six months of fiscal year 2019 increased by $161,000, or 6.9%, to $2.5 million, compared to $2.4 million for the same period in the prior fiscal year.

Interest expense for the first six months of fiscal year 2019 decreased by $30,000, or 14.1%, to $183,000, compared to $213,000 for the same period in the prior fiscal year.

Provision for income taxes decreased to $413,000, or an effective tax rate of 17.7%, for the first six months of fiscal year 2019, as compared to $1.1 million, or an effective tax rate of 51.6%, for the same period in the prior fiscal year. The decrease in the effective tax rate was primarily due to the lower US federal statutory rate effective January 1, 2018 as per the Tax Cuts and Jobs Act, tax benefits from equity compensation, and the revaluation of our net deferred tax assets at the lower US federal statutory rate and the one-time repatriation tax on deemed repatriation of historical earnings on our foreign subsidiaries in the prior year, as per the Tax Cuts and Jobs Act, partially offset by lower R&D tax credits.

Net income for the first six months of fiscal year 2019 was $1.9 million, or $0.16 per basic and diluted share, compared to $1.0 million, or $0.09 per basic and diluted share, for the same period in the prior fiscal year.

Balance Sheet and Other Financial Highlights

●	As of December 31, 2018, the Company had $3.9 million in cash after capital expenditures and capitalized software development costs of $617,000.
●	As of December 31, 2018, the Company had $5.7 million of debt outstanding under its $11.5 million credit facility.
●	Stockholders' equity increased 12.5% from $13.5 million at June 30, 2018 to $15.2 million at December 31, 2018.
●	As of December 31, 2018, there were 12.6 million shares of common stock outstanding.

Business Outlook

The Company reiterated its expectations for continued revenue growth during fiscal year 2019 of approximately 10%, on a constant currency basis, and continuing improvement in profitability with 2019 Adjusted EBITDA* in the range of $6.2 million to $6.7 million, on a constant currency basis. The Company also expects to invest approximately $7.0 million in Research and Development, including capitalized software development costs.

Conference Call Information

The Company has scheduled a conference call for Tuesday, February 12, 2019, at 9 a.m. ET to review the results. Investors and interested parties can access the conference call by dialing:

●     United States: 1-800-239-9838

●     UK/international:     1-323-794-2551

●     U.K. toll free: 0 800 358 6377

A replay will be available until March 5, 2019 by calling 1-844-512-2921 (United States) or 1-412-317-6671 (toll/UK/international). Please use pin number 5202807 for the replay.

A live webcast as well as a replay of the call will be accessible at the investor relations section of the Company's website, www.mamsoftware.com. The replay will be active for 60 days following the conference call.

About MAM Software Group, Inc.

MAM Software is a leading global provider of cloud-based business and on-premise management solutions for the auto parts, tire and vertical distribution industries. The company provides a portfolio of innovative software (SaaS and packaged), data (DaaS), and integration (iPaaS) services that enable businesses to intelligently manage core business processes, control costs and generate new profit opportunities. MAM's integrated platforms provide a wealth of rich functionality including: point-of-sale, inventory, purchasing, reporting, data and e-commerce. Wholesale, retail and installer business across North America, the U.K. and Ireland rely on MAM solutions, backed by dedicated teams of experienced service and support professionals. For further information, please visit http://www.mamsoftware.com.

*Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization adjusted to exclude non-cash equity compensation, and other special non-recurring charges. A reconciliation of adjusted EBITDA to net income (loss) can be found at the end of the following tables. Adjusted EBITDA is commonly used by management and investors as an indicator of operating performance and liquidity. Adjusted EBITDA is not considered a measure of financial performance under GAAP and it should not be considered as an alternative to net income (loss), or other financial statement data presented in accordance with GAAP in our consolidated financial statements.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27

A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including: increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:

MAM Software

Brian H. Callahan

Chief Financial Officer

610-336-9045 ext. 240

Hayden IR

James Carbonara

Regional Vice President

james@haydenir.com

646-755-7412

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31,	June 30,
	2018	2018
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$3,908	$4,171
Accounts receivable, net of allowance of $243 and $224, respectively	4,786	5,010
Inventories	173	170
Prepaid expenses and other current assets	1,295	1,270
Total Current Assets	10,162	10,621

Property and Equipment, Net	445	480

Other Assets
Goodwill	8,072	8,280
Intangible assets, net	508	568
Software development costs, net	9,685	8,889
Deferred income taxes	1,413	1,251
Other long-term assets	491	545
TOTAL ASSETS	$30,776	$30,634

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,163	$1,318
Accrued expenses and other liabilities	1,097	1,201
Accrued payroll and related expenses	1,244	2,146
Current portion of long-term debt	2,025	1,811
Current portion of deferred revenues	2,210	1,885
Sales tax payable	857	910
Income tax payable	721	669
Total Current Liabilities	9,317	9,940

Long-Term Liabilities
Deferred revenues, net of current portion	1,386	1,146
Deferred income taxes	730	789
Income tax payable, net of current portion	232	232
Long-term debt, net of current portion	3,590	4,581
Other long-term liabilities	305	426
Total Liabilities	15,560	17,114
Commitments and Contingencies
Stockholders’ Equity
Preferred stock: Par value $0.0001 per share; 2,000 shares authorized, none issued and outstanding	-	-
Common stock: Par value $0.0001 per share; 18,000 shares authorized, 12,633 shares issued and 12,588 shares outstanding at December 31, 2018 and 12,593 shares issued and 12,588 shares outstanding at June 30, 2018	1	1
Additional paid-in capital	15,123	14,768
Accumulated other comprehensive loss	(3,723)	(3,236)
Retained earnings	4,138	2,003
Treasury stock at cost, 45 and 5 shares at December 31, 2018 and June 30, 2018, respectively	(323)	(16)
Total Stockholders’ Equity	15,216	13,520
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$30,776	$30,634

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Statements of Comprehensive Income

(Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2018	2017	2018	2017
Net revenues	$8,956	$8,500	$18,256	$17,138
Cost of revenues	4,066	3,999	8,131	7,806
Gross Profit	4,890	4,501	10,125	9,332

Operating Expenses
Research and development	1,431	1,192	2,646	2,195
Sales and marketing	1,000	986	1,773	1,739
General and administrative	1,499	1,442	3,084	2,932
Depreciation and amortization	54	58	111	116
Total Operating Expenses	3,984	3,678	7,614	6,982

Operating Income	906	823	2,511	2,350

Other Income (Expense)
Interest expense, net	(92)	(109)	(183)	(213)
Total other expense, net	(92)	(109)	(183)	(213)

Income before provision for income taxes	814	714	2,328	2,137

Provision for income taxes	110	793	413	1,102

Net Income (Loss)	$704	$(79)	$1,915	$1,035

Earnings (loss) per share attributed to common stockholders – basic	$0.06	$(0.01)	$0.16	$0.09
Earnings (loss) per share attributed to common stockholders – diluted	$0.06	$(0.01)	$0.16	$0.09

Weighted average common shares outstanding – basic	12,156	11,825	12,150	11,820
Weighted average common shares outstanding – diluted	12,199	11,825	12,207	12,151

Net Income (Loss)	$704	$(79)	$1,915	$1,035
Foreign currency translation gain (loss)	(315)	95	(487)	360
Total Comprehensive Income	$389	$16	$1,428	$1,395

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	For the Six Months Ended
	December 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,915	$1,035
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	76	5
Depreciation and amortization	248	283
Amortization of debt issuance costs	17	22
Deferred income taxes	(65)	744
Stock-based compensation expense	364	231

Changes in assets and liabilities:
Accounts receivable	110	392
Prepaid expenses and other assets	133	140
Income tax receivable	-	170
Accounts payable	(132)	(395)
Accrued expenses and other liabilities	(967)	(297)
Income taxes payable	(203)	358
Deferred revenues	267	422
NET CASH PROVIDED BY OPERATING ACTIVITIES	1,763	3,110

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(50)	(60)
Capitalized software development costs	(567)	(864)
NET CASH USED IN INVESTING ACTIVITIES	(617)	(924)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(794)	(667)
Repayment of contingent consideration	(86)	-
Repurchase of common stock for treasury	(307)	-
Common stock surrendered to pay for tax withholding	(27)	-
NET CASH USED IN FINANCING ACTIVITIES	(1,214)	(667)

Effect of exchange rate changes	(195)	31
Net change in cash and cash equivalents	(263)	1,550
Cash and cash equivalents at beginning of period	4,171	1,260
Cash and cash equivalents at end of period	$3,908	$2,810

MAM SOFTWARE GROUP, INC.

Calculation of Adjusted Earnings before Interest,

Taxes, Depreciation and Amortization (Non-GAAP)

(Unaudited)

(In thousands)

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2018	2017	2018	2017

Net income (loss) (GAAP)	$704	$(79)	$1,915	$1,035
Interest expense, net	92	109	183	213
Provision for income taxes	110	793	413	1,102
Depreciation and amortization	122	141	248	283
Non-cash stock compensation	183	134	364	231
Adjusted EBITDA	$1,211	$1,098	$3,123	$2,864